EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Eagle Financial Bancorp, Inc. on Form S-8 of our report dated March 23, 2018, on our audits of the consolidated financial statements of Eagle Financial Bancorp, Inc. as of December 31, 2017 and 2016 and for the years then ended, which report is included in the Annual Report on Form 10-K.

/s/ BKD, LLP
Cincinnati, Ohio
September 20, 2018